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                                                                      EXHIBIT 11


                               COGNEX CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS

Weighted average common and common share equivalents were computed as follows
(a):

                                                                DECEMBER 31,
                                                  ----------------------------------------
                                                     1995           1994           1993
                                                  ----------     ----------     ----------
Weighted average common shares outstanding ...    38,175,461     34,559,556     33,632,452
Weighted average options outstanding .........     7,448,296      7,621,584      4,577,520
Shares assumed to be purchased ...............    (3,672,012)    (5,031,566)    (2,541,990)
                                                  ----------     ----------     ----------
Primary weighted average common and common
 equivalent shares outstanding ...............    41,951,745     37,149,574     35,667,982
Dilutive effect of weighted average options ..       656,725        774,920          5,740
                                                  ----------     ----------     ----------
Fully diluted weighted average common and
 common equivalent shares outstanding ........    42,608,470     37,924,494     35,673,722
                                                  ==========     ==========     ==========

(a) Adjusted for the two-for-one stock splits effective December 18, 1995 and September 30, 1993.